UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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Daktronics, Inc.
(Name of Registrant as Specified in its Charter)

____________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DAKTRONICS, INC.
201 Daktronics Drive
Brookings, South Dakota 57006

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, AUGUST 22, 2012

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Daktronics, Inc. (the “Company”) will be held at the Company’s headquarters, 201 Daktronics Drive, Brookings, South Dakota 57006 on Wednesday, August 22, 2012, at 7:00 p.m. Central Daylight Time, for the following purposes:

1.	To elect three Directors to serve for a three-year term that expires on the date of the Annual Meeting of Shareholders in 2015 or until their successors are duly elected;

2.	To conduct an advisory vote on the compensation of our named executive officers;

3.	To ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only the shareholders of record of our common stock at the close of business on June 25, 2012 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.  If an insufficient number of votes is present for a quorum or is cast to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned or postponed to allow further solicitation of proxies by the Company.

All shareholders are invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote as soon as possible.  Shareholders may vote their shares over the Internet or via a toll-free telephone number.  If shareholders have received a paper copy of a proxy card by mail, they may vote by completing, signing, dating and returning the proxy card as promptly as possible in the postage-prepaid envelope provided for that purpose. Any shareholder attending the Annual Meeting has the right to revoke that shareholder’s proxy card and vote in person even if he or she has previously returned a proxy.  For specific information on how to vote shares, please refer to the section heading “How Votes are Submitted” and “Revocability of Proxies”.

By Order of the Board of Directors,

Carla S. Gatzke
Secretary

Brookings, South Dakota
July 9, 2012

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY PHONE OR BY INTERNET, OR IF YOU HAVE RECEIVED A PAPER COPY OF THE PROXY CARD, BY SIGNING, DATING AND RETURNING THE PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE DAKTRONICS, INC. ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 22, 2012:

This notice, the accompanying proxy statement and our fiscal 2012 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended April 28, 2012, are available at our website at http://www.daktronics.com. Additionally, and in accordance with the rules of the Securities and Exchange Commission, shareholders may access these materials at the cookies-free website indicated in the Notice of Internet Availability of Proxy Materials that you receive in connection with this notice and the accompanying proxy statement.

Daktronics, Inc.

DAKTRONICS, INC.

PROXY STATEMENT
FOR 2012 ANNUAL MEETING OF SHAREHOLDERS

PROCEDURAL MATTERS

General
The enclosed proxy is solicited by and on behalf of the Board of Directors of Daktronics, Inc., a South Dakota corporation, for use at our Annual Meeting of Shareholders to be held on Wednesday, August 22, 2012 at Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota at 7:00 p.m. Central Daylight Time, and at any adjournment or postponement thereof (the “Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders.  This Proxy Statement and the accompanying form of proxy, together with our fiscal year 2012 Annual Report to Shareholders, are being made available to shareholders on the Internet or are being mailed on or about July 9, 2012 to all shareholders entitled to vote at the Annual Meeting.

In this Proxy Statement, “Daktronics”, “Company”, “registrant”, “we”, “us” and “our” refer to Daktronics, Inc.

Shareholders Entitled to Vote; Record Date
Only shareholders of record at the close of business on June 25, 2012 (the “Record Date”) are entitled to notice of and to vote at the meeting.  As of the Record Date, there were 42,016,906 shares of our common stock outstanding and entitled to vote held by 1,087 shareholders of record.

Notice of Internet Availability of Proxy Materials
We are making proxy materials for the Annual Meeting available over the Internet. Therefore, we are mailing to the majority of our shareholders a notice about the Internet availability of the proxy materials instead of a paper copy of the proxy materials.  The notice is entitled “Notice of Internet Availability of Proxy Materials.”  All shareholders receiving the notice will have the ability to access the proxy materials over the Internet and to request to receive a paper copy of the proxy materials by mail.  Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice.  Our proxy materials may also be accessed on our website at http://www.daktronics.com by selecting “Investors” and then “Annual Report and Proxy" under "Shareholder Tools.”  We are providing some of our shareholders, including shareholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a notice about the Internet availability of the proxy materials.

Voting at the Annual Meeting; Vote Requirements
The holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business.  If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is present.  Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum.  Each share is entitled to one vote on all matters submitted to a vote.  However, with respect to the election of Directors, every shareholder shall have the right to cast a number of votes equal to the number of Directors to be elected at the Annual Meeting multiplied by the number of shares the shareholder is entitled to vote.  Shareholders may cast all votes for one nominee or divide the votes as they choose among two or three nominees.  Shares abstaining will be treated as not voted.

A plurality of the votes cast is required for the election of Directors.  This means that the Director nominee with the most votes for a particular slot is elected for that slot.  Only votes “for” or “withheld” affect the outcome.  Abstentions are not counted for purposes of the election of Directors.  The affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, either in person or by proxy, assuming a quorum is present, is required to approve any of the other proposals.  If an executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote, but they will not be considered to have been voted in favor of such matter. If a signed proxy is returned by a broker holding shares in “street name,” and it indicates that the broker does not have discretionary authority to vote certain shares on one or more matters, such shares will be considered present at the Annual Meeting for purposes of determining a quorum but will not be considered to be represented at the Annual Meeting for purposes of calculating the vote with respect to such matter.

Counting Votes
The inspector of election appointed for the meeting will count the votes cast by proxy or in person at the Annual Meeting.

Brokers who hold shares in street name for customers will not be able to vote the shares without instructions from their customers with respect to any of the proposals, other than the proposal to ratify the selection of our auditors (Proposal Three of this Proxy Statement). Shares for which brokers have not received instructions, and which therefore are not voted, with respect to a particular proposal are referred to as “broker non-votes” with respect to that proposal. Abstentions from voting on a proposal described in this proxy statement and broker non-votes will not affect the outcome of the vote on that proposal.

How Votes are Submitted
If the shares of our common stock are held directly in the name of the shareholder, he or she can vote on matters to come before the meeting:

•	by completing, dating and signing the proxy card and returning it to us in the postage-paid envelope provided for that purpose, if the shareholder has received a paper copy of a proxy card;

•	by written ballot at the meeting;

•	by telephone, by calling 1-800-690-6903; or

•	by Internet, at http://www.proxyvote.com.

Shareholders whose shares of our common stock are held in “street name” must either direct the record holder of their shares as to how to vote their shares of common stock or obtain a proxy from the record holder to vote at the meeting.  “Street name” shareholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting, including by telephone or using the Internet.

Participants in the Daktronics, Inc. 401(k) Plan (the “401(k) Plan”) who hold our common stock in the 401(k) Plan are entitled to instruct the trustee of the 401(k) Plan as to how to vote their shares.  Each participant will receive a Notice of Internet Availability of Proxy Materials, similar to the Notice received by the registered holders described above.  Each participant will have the ability to access the proxy materials over the Internet and request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found on the notice as described above.  The participants can vote on matters as described above.  The votes will then be tabulated and submitted for vote by the trustee.  If a participant does not timely vote, the trustee will vote the shares allocated to that participant in the same proportion as the shares that are voted by all other participants under the 401(k) Plan.

Proxies
All shares entitled to vote and represented by properly submitted proxies received before the Annual Meeting will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies if they are not revoked before the vote as described below. If no instructions are indicated on a properly submitted proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, the proxy holders will have discretion to vote on those matters in accordance with their best judgment.

Revocability of Proxies
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted.  A proxy may be revoked by:

•	delivering a written notice of revocation to the Secretary of the Company;

•	submitting another proxy bearing a later date:

•	voting by telephone or via the Internet after a prior telephone or Internet vote; or

•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting alone will not itself revoke a proxy).

Expenses of Solicitation
All expenses of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by us. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our Directors, officers and employees may also solicit proxies in person or by telephone, e-mail, letter or facsimile. Such Directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Procedure for Submitting Shareholder Proposals
Shareholders may present proper proposals for inclusion in our proxy materials for consideration at the next annual meeting of our shareholders by submitting their proposals to us in a timely manner. In order to be included in our proxy materials for the next annual meeting, shareholder proposals must be received by us no later than March 11, 2013 and must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934.

For any proposal that is not submitted for inclusion in next year’s Proxy Statement but instead is sought to be presented directly at the 2013 annual meeting of shareholders, management may vote proxies in its discretion if we: (a) receive notice of the proposal before the close of business on May 25, 2013 and advise shareholders in the 2013 Proxy Statement about the nature of the matter and how management intends to vote on such matter or (b) do not receive notice of the proposal before the close of business on May 25, 2013.  Notices of intention to present proposals at the 2013 annual meeting of shareholders should be addressed to Corporate Secretary, Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006.

Other Business
At the date of this Proxy Statement, management knows of no other business that may properly come before the Annual Meeting.  However, if any other matters properly come before the Annual Meeting, the individuals named in enclosed form of the proxy will vote the proxies received in response to this solicitation in accordance with their best judgment on such matters.

Financial Information
Our fiscal 2012 Annual Report to Shareholders, including, but not limited to, our consolidated balance sheets as of April 28, 2012 and April 30, 2011 and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three fiscal years in the period ended April 28, 2012 accompanies these materials. A copy of the fiscal 2012 Annual Report to Shareholders may be obtained without charge upon request to the Company. The fiscal year 2012 Annual Report to Shareholders can also be accessed on our website at http://www.daktronics.com by selecting “Investors” then “Annual Report and Proxy” under “Shareholder Tools.” In addition, we will provide without charge to any shareholder, upon the shareholder’s written request, a copy of our Annual Report on Form 10-K for the year ended April 28, 2012 filed with the Securities and Exchange Commission.  Requests should be directed to Investor Relations, Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of common stock as of June 25, 2012, the Record Date, by each of our Directors, by each executive officer named in the Summary Compensation Table, by all Directors and executive officers as a group, and by each shareholder who is known by us to own beneficially more than five percent of our outstanding common stock.

Name and Address of Beneficial Owners	Note	Amount and Nature of Beneficial Ownership(1)	Percentage of Outstanding Shares(2)
5% Beneficial Owners:
BlackRock, Inc.	(15)	2,818,714	6.7%
40 East 52nd Street
New York, NY 10022
Mairs & Power, Inc.	(16)	2,144,652	5.1%
332 Minnesota Street
W-1520 First National Bank Building
St. Paul, MN 55107
Daktronics, Inc. 401(k) Plan(17)	(17)	2,357,695	5.6%
Named Officers and Directors:
Dr. Aelred J. Kurtenbach	(3)	2,446,863	5.8%
James B. Morgan	(4)	1,498,580	3.6%
Frank J. Kurtenbach	(5)	741,085	1.8%
Byron J. Anderson	(6)	64,158	*
Robert G. Dutcher	(7)	66,077	*
Nancy D. Frame	(8)	96,158	*
John L. Mulligan	(9)	81,916	*
Bruce W. Tobin	(10)	8,046	*
James A. Vellenga	(11)	77,745	*
William R. Retterath	(12)	109,590	*
Reece A. Kurtenbach	(13)	373,989	*
Bradley T. Wiemann	(14)	214,762	*
All Directors and executive officers as a group
(12 persons, consisting of those named above)		5,778,969	13.8%
* Less than one percent

(1)
Each person has sole voting and sole dispositive power with respect to all outstanding shares, except as noted.  The individuals holding restricted shares have the power to vote but not the power to dispose of such shares.

(2)
Based on 42,016,906 shares of common stock outstanding as of June 25, 2012.  Such number does not include 515,228 shares of common stock subject to stock options outstanding as of June 25, 2012.  Each figure showing the percentage of outstanding shares owned beneficially has been calculated by treating as outstanding and owned the shares upon which could be purchased by the indicated person(s) on June 25, 2012 or within 60 days of June 25, 2012 upon the exercise of stock options or vesting of restricted stock and restricted stock units.

(3)
Includes 3,065 shares held through the 401(k) Plan, 1,019,000 shares held by his spouse, 150,000 shares held in Medary Creek LLLP.  Medary Creek LLLP is a limited liability limited partnership where Aelred and Irene Kurtenbach are the general partners.

(4)	Includes 70,243 shares subject to options and 51,915 shares held through the 401(k) Plan.

(5)	Includes 4,835 shares held through the 401(k) Plan and 211,550 shares held by his spouse.

(6)	Includes 56,330 shares subject to exercisable options and 2,262 shares of restricted stock which vest on August 25, 2012.

(7)	Includes 43,481 shares subject to exercisable options and 2,262 shares of restricted stock which vest on August 25, 2012.

(8)	Includes 35,481 shares subject to exercisable options and 2,262 shares of restricted stock which vest on August 25, 2012.

(9)	Includes 49,170 shares subject to exercisable options and 2,262 shares of restricted stock which vest on August 25, 2012.

(10)	Includes 4,860 shares subject to exercisable options and 2,262 shares of restricted stock which vest on August 25, 2012.

(11)	Includes 48,330 shares subject to exercisable options and 2,262 shares of restricted stock which vest on August 25, 2012, and 5,000 shares held by spouse.

(12)	Includes 78,502 shares subject to options and 13,278 shares held through the 401(k) Plan.

(13)	Includes 72,131 shares subject to options, 22,509 shares held through the 401(k) Plan, 17,400 shares held by his spouse and 44,800 shares held by his children.

(14)	Includes 56,700 shares subject to options, 30,936 shares held through the 401(k) Plan and 436 shares held by his spouse.

(15)	Reflects information as of December 30, 2011 derived from an amendment to Schedule 13G filed with the Securities and Exchange Commission by BlackRock, Inc., on February 13, 2012.

(16)
Reflects information as of December 31, 2011 derived from a Schedule 13G filed with the Securities and Exchange Commission by Mairs & Power, Inc., on February 10, 2012. As set forth in the Schedule 13G, Mairs & Power, Inc. has sole voting power as to 1,628,750 of these shares and sole dispositive power as to all 2,144,652 shares.

(17)
The common stock held by the Daktronics, Inc. 401(k) Plan (the "Plan") and allocated to the Plan participants are voted by the trustee of the Plan, according to the instructions of the Plan participants. Shares held by the Plan are as of the record date, June 25, 2012. The address of the Plan is 201 Daktronics Drive, Brookings, South Dakota 57006.

PROPOSAL ONE
ELECTION OF DIRECTORS

General
Our business and affairs are managed under the direction of our Board of Directors, which currently consists of nine individuals divided into three classes serving staggered three-year terms of office. There are three Directors (Byron J. Anderson, Frank J. Kurtenbach and James A. Vellenga) whose terms will expire at the 2012 Annual Meeting or until their successors are named; three Directors (James B. Morgan, John L. Mulligan and Bruce W. Tobin) whose terms will expire at the 2013 annual meeting of shareholders or until their successors are named; and three Directors (Dr. Aelred J. Kurtenbach, Robert G. Dutcher and Nancy D. Frame) whose terms will expire at the 2014 annual meeting of shareholders or until their successors are named.  The Nominating and Corporate Governance Committee has recommended to the Board of Directors that Mr. Anderson, Mr. Frank Kurtenbach and Mr. Vellenga, who are all currently Directors, be nominated as the Directors to be elected at the 2012 Annual Meeting, and the Board of Directors has approved that recommendation. All nominees have indicated a willingness to serve if elected.  If any nominee becomes unable to serve before the Annual Meeting, the proxies received in response to this solicitation will be voted for a replacement nominee selected in accordance with the best judgment of the proxy holders named in the proxy.

Vote Required
See “Procedural Matters – Vote Requirements” for a description of the votes required for the election of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTORS NAMED BELOW.

Directors and Nominees for Director
The following table sets forth the name, age and certain other information about each nominee for Director as of the Record Date:

Name	Age	Principal Occupation	Committees Served On
Byron J. Anderson	68	Retired	Compensation, Nominating and Governance
Frank J. Kurtenbach	74	Vice President	None
James A. Vellenga	77	Retired	Audit, Nominating and Governance

Byron J. Anderson is currently retired.  Before his retirement, from 1999 to 2004 he served at Agilent Technologies, Inc. as Senior Vice President serving customers and managing business groups located in the United States, Europe, Japan and Asia, which included worldwide sales and service activities.  Before working with Agilent, he held various senior positions with Hewlett-Packard Company, ending his career there as a vice president responsible for a business unit serving the worldwide communications industry.  He holds an M.B.A. from Harvard University and an electrical engineering degree from South Dakota State University.  He has been a Director of the Company since 2005.  Mr. Anderson brings to the Board significant experience in high-tech industry with a unique knowledge of supply chains, international development, foreign trade and corporate strategy obtained from his years in management of large multi-national, technology companies.

Frank J. Kurtenbach joined the Company in 1979 as Sales Manager of the Standard Scoreboard Division, which was expanded to include other products in 1981.  He served as Sales Manager for the Company from 1982 through 1993, as a Director since 1984 and as a Vice President since 1993.  Currently Mr. Kurtenbach is employed on a part-time basis with the Company.  Mr. Kurtenbach has an M.S. degree in Health Science and recreation from South Dakota State University.  Dr. Aelred Kurtenbach and Frank Kurtenbach are brothers. Mr. Kurtenbach brings to the Board his experience and knowledge of many years in developing our sales and distribution channels and in developing our talent, in particular, our emphasis on affiliations with colleges and universities.  He has been a key leader in this regard for more than 29 years.

James A. Vellenga was elected as a Director in 1997 and is currently retired.  He spent 46 years in the computer and integrated circuit industry in various senior management positions involved in product development and operations.  His most recent position was as President and Chief Executive Officer of BSFX Corp., a company involved in the research of fibers for reinforcing concrete.  He holds a B.S. degree in electrical engineering from South Dakota State University.  Mr. Vellenga brings to the Board a significant amount of business experience and leadership in high-tech businesses coupled with deep knowledge of growth companies and corporate strategies related to high-tech products from his years of experience in building companies such as Data 100 Corp, Lee Data Corporation, Aetrium Inc. and BSFX Corp.

The identity of the remaining Directors and certain information about them as of the Record Date are set forth below:

Robert G. Dutcher is currently retired. Before his retirement, from April 2009 until March 2011 he served as Strategic Advisor Lead Member of MEDRAD, Inc. and served in that capacity since March 2009. From April 2008 through March 2009, he was President and Chief Executive Officer of the Cardiovascular Division of MEDRAD, Inc., an affiliate of Bayer AG.  From 2001 until April 2008, he was the Chairman, President and Chief Executive Officer of Possis Medical, Inc., a publicly-held medical device company located in Minneapolis, Minnesota, which was acquired by MEDRAD, Inc. in April 2008.  From 1993 until April 2008, he served as its President and Chief Executive Officer.  Before joining Possis Medical in 1985, he was with Medtronic, Inc. for 12 years, most recently as Director of Research and Development.  He previously worked in an engineering capacity for Control Data Corporation and Honeywell, Inc.  Mr. Dutcher holds a B.S. degree in electrical engineering from South Dakota State University and an M.S. degree in electrical engineering from the University of Minnesota.  He has been a Director of the Company since 2002 and chairman of the Compensation Committee since 2005.  Mr. Dutcher brings to the Board extensive knowledge in driving profitable growth in technology driven industries from his experience in leading R&D at Medtronic and as CEO of Possis Medical.

Nancy D. Frame was Deputy Director of the U. S. Trade and Development Agency from 1986 to 1999, when she retired.  As a senior executive in this federal government agency, she was responsible for managing its day-to-day operations, budget, system of financial controls, and ethics program. From 1980 to 1986, she was Assistant General Counsel at the U.S. Agency for International Development, where she was in charge of all legal matters affecting personnel, labor relations and ethics.  Before that she held various legal positions in the areas of international trade and commercial law.  She has a law degree from Georgetown University, Washington, D.C. and a B.S. degree from South Dakota State University.  She has been a Director of the Company since 1999 and chairperson of the Nominating and Corporate Governance Committee since 2004.  She also serves as a member of the Compensation Committee.  Ms. Frame brings to the Board a legal and managerial background which is particularly pertinent to corporate governance and risk oversight and to understanding the legal issues faced by the Company, especially as they relate to our international development.

Aelred J. Kurtenbach, Ph.D. is a co-founder of the Company and has served as a Director and Chairman of the Board since its incorporation in 1968.  He served as President of the Company until 1999, Chief Executive Officer until 2001, and Treasurer until 1993.  Dr. Kurtenbach holds B.S., M.S. and Ph.D. degrees in electrical engineering from the South Dakota School of Mines and Technology, the University of Nebraska and Purdue University, respectively.  Dr. Kurtenbach brings to the Board an in-depth perspective of our business and industry derived from his experience as co-founder of the Company, as the Chief Executive Officer of the Company since its founding through 2001, and as Chairman of the Board since then.

James B. Morgan joined the Company in 1969 as a part-time engineer while earning his M.S. degree in electrical engineering from South Dakota State University.  He became President and Chief Operating Officer of the Company in 1999 and Chief Executive Officer in 2001.  He served as its Vice President, Engineering, with responsibility for product development, contract design, project management and corporate information systems, from 1976 to 1999.  Mr. Morgan has also served as a Director of the Company since 1984.  Mr. Morgan brings to the Board his experience and knowledge of our business and industry derived from his current position as Chief Executive Officer and his experience of over 40 years working for the Company.

 John L. Mulligan has been a Director and has served as chairman of the Audit Committee since 1993.  Since 1993, he has been employed by a number of financial institutions as a financial advisor and Vice President.  He has been employed by UBS since May 2008 and, from 1999 through May 2008, he was with Morgan Stanley.  From 1967 to March 1990, he served as President, Chairman, Chief Executive Officer and Director of American Western Corporation, a publicly-held company.  Mr. Mulligan also served as a certified public accountant early in his career.  Mr. Mulligan brings to the Board a significant amount of financial expertise from his experience in the financial services industry as well as a deep understanding of shareholder issues and concerns based on his more than 20-year career as chief executive officer of a public company.

Bruce W. Tobin has been a Director and has served on the Audit Committee since February 2011 when he filled the term of Duane Sander who resigned from the Board.  Prior to his retirement in April 2011, Mr. Tobin worked for the 3M Company, most recently as the Vice President of Finance for International and Corporate Staff Services.  He began his career with the 3M Company in 1974.  He holds a Bachelor of Science in Management from the University of South Dakota.  Mr. Tobin brings to the Board extensive experience in financial and strategic matters with a particular focus on international trade and expansion through his years in working with 3M.  He also brings an understanding of external financial reporting, including SEC reporting.

Independent Directors
Our Nominating and Corporate Governance Committee has determined that each of Messrs. Tobin, Vellenga, Mulligan, Dutcher and Anderson and Ms. Frame are “independent,” as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules.  Accordingly, the Board is composed of a majority of independent Directors as required by the NASDAQ Listing Rules.

CORPORATE GOVERNANCE

Board Leadership Structure
The Board of Directors adheres to governance principles that assure the integrity and continued viability of the Company.  It strives continually for excellence in the execution of its duties.  The Board has responsibility for management and risk oversight and for providing strategic guidance to the Company.  The Board believes that it must continue to improve itself through continuing education and by ensuring that its members understand the industries and the markets in which the Company operates.  The Board believes that it must stay well-informed about the issues, challenges and opportunities facing Daktronics so that the Board members can properly exercise their fiduciary responsibilities to our shareholders.  As part of this, the Board is kept informed of our business through discussion with the Chief Executive Officer and other officers, by reviewing material provided to them and by participating in meetings of the Board and its Committees.

Dr. Aelred Kurtenbach, one of our founders and our former Chief Executive Officer, serves as Chairman of the Board.  Mr. James Morgan, who joined Daktronics in 1969, was named Chief Executive Officer in 2001.  This separation of the positions of Chairman and Chief Executive Officer has served the Company and our shareholders well.  In addition, Ms. Nancy Frame has served as our Lead Independent Director since 2005.

We believe that we are best served at this time by separating the roles of the Chief Executive Officer and the Chairman of the Board.  This separation allows us to benefit from the long-term history of managing the Company that the Chairman brings to the discussion and which complements the understanding of the current challenges and opportunities that the Chief Executive Officer brings to the Board.  It also ensures that our strategies and objectives are developed as a result of the consideration of a wide array of alternative measures.

The Chairman conducts the Board meetings, and the Lead Independent Director presides over executive sessions of the independent Directors.  The Lead Independent Director also serves as chairperson of the Nominating and Corporate Governance Committee, which is the principal Board Committee charged with responsibility for the Board’s governance structure.  In this dual role, the Lead Independent Director is able to bring to the Board a special focus on governance issues.  She also facilitates the ability of non-management Directors to fulfill their responsibilities, builds consensus among Board members and provides a structure for communicating any concerns the non-management Directors may have directly to our executive management.

Our governance practices are compliant with the NASDAQ Listing Rules and the corporate governance regulations of the Sarbanes-Oxley Act of 2002.  Among other things, these practices include the following:

•
The Nominating and Corporate Governance Committee reviews with the Board annually the composition of the Board as a whole, including the Directors’ independence, skills, experience, age, diversity and availability of service to the Company.

•
The Nominating and Corporate Governance Committee recommends Director candidates for approval by the Board and election by the shareholders, taking into account the Company’s need for diverse skills, professional experiences, backgrounds and other qualities to ensure a variety of viewpoints.

•	The Board conducts periodic self-evaluations facilitated by the Nominating and Corporate Governance Committee.

•	The independent Directors meet in conjunction with regularly scheduled quarterly Board meetings and at other appropriate times.

•	The Board and all Board Committees are authorized to hire their own advisors as necessary to fulfill their obligations.

Meetings of the Board of Directors and Committees
During fiscal 2012, the Board of Directors held four regularly scheduled meetings, the Audit Committee met eight times, the Compensation Committee met three times, and the Nominating and Corporate Governance Committee met three times.  All of the Directors attended at least 75 percent of the aggregate of all meetings of the Board of Directors and Committees, if any, upon which they served.  All Directors attended the annual meeting of shareholders held in 2011.

Executive Sessions of the Board
The Board has formally adopted a policy of meeting in executive session, with only independent Directors being present, on a regular basis.  During fiscal 2012, the independent Directors of the Board met in executive session four times.

Annual Meeting Attendance Policy
As set forth in our Corporate Governance Guidelines, members of the Board of Directors are expected to devote sufficient time and attention to prepare for, attend and participate in Board meetings, shareholder meetings and meetings of Committees of the Board on which they serve.

Board’s Role in Risk Oversight
The Board takes an active role in risk oversight both as a full Board and through its Committees. Through detailed reviews, discussions and presentations by the heads of our various businesses, the Board reviews and advises with respect to our business strategies and financial plans, with attention and focus on the risks to achievement of these strategies and plans. Such risks include those inherent in our businesses as well as the risks from external sources such as competitors, the economy, credit markets and regulatory and legislative developments.  In addition, the heads of certain of our key functional areas, such as Information Technology, Legal, Finance and Human Resources, regularly update the Board on risks in their areas.

The various Committees of the Board are also responsible for specific areas of risks.  The Audit Committee meets regularly with management and our independent registered public accounting firm to oversee our financial risk management processes, controls and capabilities. The Audit Committee also oversees and reviews with management certain aspects of our credit, litigation, and currency risks and other finance matters. In addition, the Audit Committee reviews and monitors our procedures regarding the receipt, retention and treatment of complaints regarding internal accounting, accounting controls or audit matters.  The Compensation Committee oversees our executive compensation arrangements and certain benefit plans.  This includes the identification and management of risks that may arise from our compensation policies and practices.  The Nominating and Corporate Governance Committee has oversight of corporate governance, including establishing practices and procedures that promote good governance and thus mitigate governance risk, and it is also responsible for reviewing the performance of the Board, its Committees and their members. These Committees report on these topics, including risks, as necessary to the full Board.

Code of Conduct
The Board of Directors has adopted our Code of Conduct, which applies to all of our employees, officers and Directors as described in our Annual Report to Shareholders.  Included in the Code of Conduct are ethics provisions that apply to our Chief Executive Officer, Chief Financial Officer, and all other financial and accounting management employees. Copies of the Code of Conduct are available on our website at http://www.daktronics.com.  The Nominating and Corporate Governance Committee reviews the Code of Conduct annually and oversees its implementation.

Policy and Procedures with Respect to Related Person Transactions
Our Board of Directors has adopted a written policy and procedure with respect to related person transactions, which the Audit Committee oversees.  Under the policy, a “related party transaction” is a transaction, arrangement or relationship in which the Company was, is or will be a participant, the amount involved exceeds $120,000, and in which any “related person” had, has or will have a direct or indirect material interest.  The policy generally defines a “related person” as a Director, executive officer or beneficial owner of more than five percent of any class of our voting securities and any immediate family member of any of the foregoing persons.

Under the policy, prior notice must be provided to our Corporate Counsel of the facts and circumstances involved in the potential related person transaction.  If the Corporate Counsel determines that the transaction is a related person transaction, he must submit it to the Audit Committee or the Chair of the Audit Committee for review and, if appropriate, approval.  The policy provides that, on an annual basis, the Audit Committee shall review any previously approved related person transaction that is ongoing.  The policy also provides that proposed charitable contributions or pledges of charitable contributions of at least $120,000 by the Company made to or at the request of a related person are subject to prior review by the Audit Committee or the Chair of the Audit Committee.

Committees of the Board of Directors
The Board of Directors currently has three standing Committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee.  During fiscal 2012, our Audit Committee consisted of Mr. Mulligan (Chairperson), Mr. Vellenga and Mr. Tobin.  The Board of Directors has determined that each Audit Committee member is independent as defined under Rule 5605(a)(2)  of the NASDAQ Listing Rules and Rule 10A-3 under the Securities Exchange Act of 1934 (“Exchange Act”).  The Board has determined that Mr. Mulligan and Mr. Tobin are qualified as “audit committee financial experts,” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K.  The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities concerning the quality and integrity of our financial reports and related filings with the Securities and Exchange Commission (the “SEC”).  In fulfilling this role, the Audit Committee, among other things, oversees the accounting and financial reporting process and audits of the financial statements and related SEC filings, appoints and provides for the compensation of  our independent registered public accounting firm, reviews the scope and findings of the audit, reviews the adequacy and effectiveness of our accounting policies and system of internal accounting controls, and oversees our policy and procedures with respect to related person transactions. A copy of the Audit Committee’s Charter is available on our website at http://www.daktronics.com.

Compensation Committee.    During fiscal 2012, our Compensation Committee consisted of Mr. Dutcher (Chairperson), Mr. Anderson and Ms. Frame.  All of the Compensation Committee members satisfy the independence requirements of the NASDAQ Listing Rules, as determined by the Board of Directors. The Compensation Committee annually reviews and acts upon the Chief Executive Officer’s compensation package, reviews and approves the compensation policy for the other executives, and acts upon management’s recommendations for executives concerning employee equity incentives, bonuses and other compensation and benefit plans.  A copy of the Compensation Committee’s Charter is available on our website at http://www.daktronics.com.

Nominating and Corporate Governance Committee.  During fiscal 2012, our Nominating and Corporate Governance Committee (the “Nominating Committee”) consisted of Ms. Frame (Chairperson), Mr. Anderson and Mr. Vellenga.  The Board of Directors has determined that all of the Nominating Committee members satisfy the independence requirements of the NASDAQ Listing Rules. Our Nominating Committee advises and makes recommendations to the Board of Directors on all matters concerning the selection of candidates as nominees for election as Directors, develops and recommends to the Board of Directors corporate governance guidelines, oversees our Code of Conduct, and provides oversight with respect to corporate governance and ethical conduct. It also facilitates the annual review of the performance of the Board of Directors.  The responsibilities of the Nominating Committee are set forth in the Nominating and Corporate Governance Committee Charter.  Copies of the Nominating Committee’s Charter and our Corporate Governance Guidelines are available on our website at http://www.daktronics.com.

The information below describes the criteria and process that the Nominating Committee uses to evaluate future candidates to the Board of Directors:

Director Qualification
Our Directors take a critical role in guiding our strategic direction, and they oversee the performance of our management team.  When Board candidates are considered, they are evaluated based upon various criteria, such as their broad-based business and professional skills and experiences, experience serving as management or on the board of directors of other organizations, concern for the long-term interests of the shareholders, technology company experience, financial literacy, personal integrity in judgment and their willingness to be prepared and active participants at Board and Committee meetings.  The Nominating and Corporate Governance Committee and the Board seek to attract and retain highly qualified Directors who have sufficient time to attend to their duties and responsibilities to the Company.  Recent developments in the economy, as well as in corporate governance and financial reporting, have resulted in an increased demand for such highly-qualified and productive public company directors.

The Nominating and Corporate Governance Committee and the Board seek members who will contribute to our overall corporate goals, taking into account the Company’s responsibility to its key stakeholders, which include shareholders, customers, suppliers, community and employees, industry leadership, and integrity in financial reporting and business conduct. Candidates are selected based upon their potential contributions to the long-term interests of shareholders.  Diversity of a candidate’s skills and experiences are considered as part of the nomination process.

The Nominating and Corporate Governance Committee then reviews selected candidates and makes a recommendation to the Board.  The Nominating and Corporate Governance Committee may seek input from other Board members or senior management in identifying candidates.

Each candidate for Director must possess the following specific minimum qualifications:

•	Demonstrated integrity and ethics in his or her professional life and an established record of professional accomplishment in his or her chosen field.

•	Absence of any material personal, financial or professional interest in any present or potential competitor of the Company.

•
Ability to participate fully in activities of the Board of Directors, including active membership in at least one Committee of the Board of Directors (in the case of independent Directors) and attendance at, and active participation in, meetings of the Board of Directors and the Committee(s) of the Board of which he or she is a member.

Shareholder Proposals for Nominees
The Nominating and Corporate Governance Committee will consider written proposals from shareholders for nominees for Director. Any such nominations should be submitted to the Nominating and Corporate Governance Committee in the care of our Corporate Secretary and should include (at a minimum) the following information: (a) all information relating to such nominee that is required to be disclosed in Schedule 14A under the Exchange Act (including appropriate biographical information); (b) other board memberships; (c) such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director, if elected; (d) the name(s) and address(es) of the shareholder(s) making the nomination and the number of shares of our common stock which are owned beneficially and of record by such shareholder(s); and (e) a statement as to the qualifications of the nominee.  Shareholder proposals should be submitted by the March 11, 2013 deadline described in this proxy statement under the caption, “Procedural Matters – Procedure for Submitting Shareholder Proposals” above.

The Nominating Committee will not change the manner in which it evaluates candidates for Board nominees, including the applicable criteria set forth above, based on whether the candidate was recommended by a shareholder.  To date, we have not received any shareholder proposals to nominate a Director.

Process for Identifying and Evaluating Nominees
The process for identifying and evaluating nominees to the Board of Directors will be initiated by identifying candidate(s) who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board and others to the extent determined by the Nominating and Corporate Governance Committee. The candidate(s) will be evaluated by the Nominating and Corporate Governance Committee by reviewing the candidates’ biographical information and qualifications and, if necessary, by checking references.  Qualified nominees shall meet with at least one member of the Nominating and Corporate Governance Committee and with at least one other member of the Board.  The Nominating and Corporate Governance Committee will decide which of the prospective candidates to recommend to the Board for selection as nominees to be presented for the approval of the shareholders or for appointment to fill a vacancy.

Board Nominees for the Annual Meeting
The Board nominees for this Annual Meeting – Byron J. Anderson, Frank J. Kurtenbach and James A. Vellenga – were selected by the Board of Directors unanimously in May 2012 upon the recommendation of the Nominating Committee.

Board of Directors’ Evaluation
On an ongoing basis, the Nominating Committee facilitates a process to determine whether the Board of Directors and its Committees are functioning effectively.  The results of this process are reported to the Board for discussion.

How to Contact the Board of Directors
Shareholders wishing to contact our Directors may do so by writing to them at the following address: Corporate Secretary, Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006. All letters received will be forwarded to the Directors.

Compensation Committee Interlocks and Insider Participation
During fiscal 2012, none of our executive officers served on the board of directors or compensation committee of another company that had an executive officer who served on our Board of Directors or our Compensation Committee.

Director Compensation
The following table sets forth information about the compensation paid to and earned by our independent Directors for the fiscal year ended April 28, 2012:

FISCAL YEAR 2012 DIRECTOR COMPENSATION

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Option Awards(4)(5)	Total Compensation
Byron J. Anderson	$24,000	$20,000	$45,000	$89,000
Robert G. Dutcher	24,000	20,000	45,000	89,000
Nancy D. Frame	26,000	20,000	45,000	91,000
John L. Mulligan	26,000	20,000	45,000	91,000
Bruce W. Tobin	24,000	20,000	45,000	89,000
James A. Vellenga	26,000	20,000	45,000	91,000

(1)
As employees of the Company, James B. Morgan, the President and Chief Executive Officer, Dr. Aelred J. Kurtenbach, Chairman of the Board, and Frank J. Kurtenbach, Vice President, received no Director fees from us during fiscal 2012 and are therefore not included in the table.

(2)	Consists of fees earned for fiscal 2012 and paid in fiscal 2012 or fiscal 2013.

(3)
On August 25, 2011, Mr. Mulligan, Mr. Dutcher, Mr. Anderson, Mr. Vellenga, Mr. Tobin and Ms. Frame each received 2,262 restricted shares of our common stock with a grant date fair value of $20,000, which vest on August 25, 2012 if they are then Directors of the Company.  This amount was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”).  Refer to “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical accounting policies and estimates – Stock-based compensation” in our Annual Report on Form 10-K for the fiscal year ended April 28, 2012 for a discussion of the assumptions used in calculating the amount under ASC 718.  This portion of the Annual Report on Form 10-K is included in our 2012 Annual Report to Shareholders.

(4)
As of April 28, 2012, the following non-employee Directors had outstanding options, all of which were exercisable, to purchase the following number of shares of our common stock, all of which had been granted under our 2001 Outside Directors Stock Option Plan or 2007 Stock Incentive Plan:  Mr. Anderson - 56,330 shares, Mr. Dutcher - 43,481 shares, Ms. Frame  - 35,481 shares, Mr. Mulligan - 49,170 shares, Mr. Tobin - 4,860 shares and Mr. Vellenga - 48,330 shares.

(5)
On August 25, 2011, Mr. Anderson, Mr. Dutcher, Mr. Mulligan, Mr. Tobin, Mr. Vellenga and Ms. Frame each received a stock option award of 12,162 shares with a grant date fair value of $45,000, which vest on August 25, 2012 if they are then Directors of the Company.  This amount was computed in accordance with ASC 718.  Refer to “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations – Critical accounting policies and estimates – Stock-based compensation” in our Annual Report on Form 10-K for the fiscal year ended April 28, 2012 for a discussion of the assumptions used in calculating the amount under ASC 718.  This portion of the Annual Report on Form 10-K is included in our 2012 Annual Report to Shareholders.

Independent Director Fees.  For fiscal 2012, each independent Director received an annual retainer of $12,000, plus $2,000 per meeting, for each Board of Directors meeting attended in person and the following annual retainers for Committee membership:

	Chair	Other Members
Audit Committee	$6,000	$4,000
Compensation Committee	4,000	2,000
Nominating and Corporate Governance Committee	4,000	2,000

The retainers for Board and Committee service are included in the table above entitled “Fiscal Year 2012 Director Compensation”.

2001 Directors Stock Option Plan.  The 2001 Outside Directors Option Plan (the “2001 Plan”) was intended to assist us in attracting, motivating and retaining well-qualified individuals to serve as our Directors.  The 2001 Plan provided for the automatic grant of options up to a predefined level.  The only individuals eligible to receive options under the Directors Plan were members of our Board of Directors who were not our employees.  The 2001 Plan provided that the total number of shares of our common stock that could have been purchased upon the exercise of options could not exceed 800,000 shares, subject to adjustment.  The 2001 Plan was administered by our Board of Directors through our Compensation Committee.

During the term of the 2001 Plan, all grants of stock options were automatically awarded at or below the maximum level permitted by the 2001 Plan, which was an option to purchase up to 36,000 shares upon a Director’s initial appointment or re-election to the Board of Directors.   In connection with the implementation of the 2007 Stock Incentive Plan, the Board of Directors terminated the right to grant any additional options under the 2001 Plan.  As of June 25, 2012, options to purchase 96,000 shares were outstanding under the 2001 Plan.

All options granted to non-employee Directors under the 2001 Plan were non-qualified options not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986.  Payment for shares upon exercise of any automatic or discretionary options granted to non-employee Directors under the 2001 Plan may be made in cash, in shares of our common stock that have been owned for more than six months having an aggregate fair market value on the date of exercise which is not less than the exercise price of the shares of common stock being purchased, partly in cash and partly in such shares, or by the delivery of irrevocable instructions to a broker to sell shares of common stock obtained upon the exercise of an option and to deliver to us an amount out of the proceeds of such sale equal to the aggregate exercise price of the shares being purchased.

2007 Stock Incentive Plan.  The 2007 Stock Incentive Plan (the “2007 Plan”) is intended to attract and retain employees and Board members and enable such individuals to participate in our long-term success and growth by granting various types of equity incentives which create a proprietary interest in the Company.

The 2007 Plan permits the Board of Directors to award various forms of equity compensation, including options, restricted stock, restricted stock units and deferred stock, to eligible recipients, including members of the Board.  Under the 2007 Plan, the Board has provided for the automatic grant of options to each non-employee Director upon his or her initial appointment and upon re-election to the Board of Directors and for the automatic grant of restricted stock to each non-employee Director upon his or her initial appointment and upon re-election to the Board and each year thereafter during the Director’s term of appointment.

The number of shares underlying the options automatically granted under the 2007 Plan to non-employee Directors is determined in accordance with ASC 718 such that the total grant date fair value of the annual option grant equals $45,000.  In the case of a Director initially appointed during a year, the grant is based on the portion of the year expected to serve.  The automatic options granted prior to fiscal 2010 vest over three years, and options granted during and after fiscal 2010 vest in one year, and they generally have the same terms and conditions as the automatic options granted under the 2001 Plan.  The 2007 Plan requires that all options granted under the 2007 Plan have an exercise price equal to the fair market value of our common stock on the date of grant.  All options granted to non-employee Directors under the 2007 Plan are non-qualified options not intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986.  Payment for shares upon exercise of any automatic or discretionary options granted to non-employee Directors under the 2007 Plan may be made in cash, in shares of our common stock that have been owned for more than six months having an aggregate fair market value on the date of exercise which is not less than the exercise price of the shares of common stock being purchased, partly in cash and partly in such shares, or by the delivery of irrevocable instructions to a broker to sell shares of common stock obtained upon the exercise of an option and to deliver to us an amount out of the proceeds of such sale equal to the aggregate exercise price of the shares being purchased.

The number of shares of restricted stock automatically granted to non-employee Directors under the 2007 Plan is also determined in accordance with ASC 718 such that the total grant date fair value of the annual restricted stock grant equals $20,000.  The restricted stock vests one year following the grant date.  In the case of a Director initially appointed during a year, the grant is based on the portion of the year expected to serve.  These grants are included in the table above entitled “Fiscal Year 2012 Director Compensation.”

During fiscal 2012, Mr. Mulligan, Mr. Dutcher, Mr. Anderson, Mr. Vellenga, Mr. Tobin and Ms. Frame each received automatic grants of an option to purchase 12,162 shares of stock and 2,262 shares of restricted stock under the 2007 Plan. These grants are included in the table above entitled “Fiscal Year 2012 Director Compensation.”

Stock Ownership and Retention Guidelines. The Board of Directors has implemented stock ownership guidelines for Directors.  Under these guidelines, each Director is expected to achieve a target of 5,000 shares owned, excluding shares subject to options. Directors had five years from the later of their first becoming a member of the Board of Directors or January 2007 to achieve this level of ownership.  As of the Record Date, Mr. Morgan, Dr. Kurtenbach, Mr. F. Kurtenbach, Mr. Anderson, Mr. Mulligan, Ms. Frame, Mr. Dutcher and Mr. Vellenga had met these guidelines.

Executive Officers
 The following discussion sets forth information as of July 1, 2012 about our executive officers who are not Directors.

Name	Positions with the Company	Age	Officer Since
William R. Retterath	Chief Financial Officer	51	2001
Bradley T. Wiemann	Executive Vice President – Commercial and Transportation	49	2004
Reece A. Kurtenbach	Executive Vice President – Live Events and International	47	2004

William R. Retterath joined the Company in 2001 as Chief Financial Officer and Treasurer. During 2001, before joining the Company, Mr. Retterath served as the Chief Financial Officer of MQSoftware, Inc. From 1999 through 2000, he was Vice President of Finance for Computer Associates, Inc. through its acquisition of Sterling Software Inc. Prior to that time, Mr. Retterath served as the Chief Financial Officer for various public and private companies and worked for a number of years with Deloitte & Touche LLP. Mr. Retterath holds a B.S. in accounting from the University of Minnesota.

Reece A. Kurtenbach joined the Company in 1991 as an applications engineer focusing on large display projects.  In 1994, he became the manager of our video products engineering group and, in 2004, was appointed Vice President, Video Systems.  In 2007, he was named Vice President, Live Events and International and in 2011, he was named Executive Vice President. Mr. Kurtenbach received a B.S. degree from South Dakota State University in electrical engineering, with minors in mathematics and computer science.  Mr. Kurtenbach is the son of Dr. Aelred Kurtenbach and the nephew of Mr. Frank Kurtenbach.

Bradley T. Wiemann joined the Company in 1993 as an engineer in our commercial and transportation products department after spending a number of years with Rockwell International Corporation, where he was involved in flight control systems.  In 2004, he was appointed Vice President, Commercial and Transportation and in 2012, he was named Executive Vice President.  Mr. Wiemann holds an M.S. degree in electrical and computer engineering from the University of Iowa and a B.S. degree in electrical engineering from South Dakota State University.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that our Directors, executive officers, and persons who own more than 10 percent of a registered class of our equity securities (“10% Shareholders”) file with the SEC initial reports of ownership on Form 3 and reports of change in ownership on Form 4 or Form 5. Such Directors, executive officers and 10% shareholders are also required by rules of the SEC to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on a review of copies of such forms submitted to us and on written representations from our reporting persons, we believe all required reports were filed on a timely basis during fiscal 2012.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Components
We compete in a competitive market for personnel, both for executives and for non-executive employees.  Desirable candidates for employment may also have opportunities from many other attractive employers, such as multi-national companies, venture-backed or fast-growing technology companies and manufacturing institutions.  Our long-term success depends on our ability to develop and market innovative visual display systems and related products. In addition, the competitive nature of our business pressures us to continually improve productivity across our operations and to provide high levels of service to our customers. To achieve these goals, it is critical that we be able to attract and retain highly talented individuals at all levels of the organization.

The Compensation Committee of our Board of Directors bases its executive compensation programs on the same objectives that guide us in establishing all of our compensation programs:

•
Compensation should be based on the level of job responsibility, individual performance and Company performance.  As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to our financial performance because they are more able to affect our financial results.

•	Compensation should reflect performance, and the objectives of pay-for-performance and retention must be balanced.

•
Compensation should reflect the value of the job in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the pay of other premier employers who compete with us for talent.

•
Although compensation and benefit programs and individual pay levels will reflect differences in performance, job responsibilities, geographies and marketplace considerations, the overall structure of compensation and benefit programs should be broadly similar across the organization.

•	To be effective, performance-based compensation programs should measure the achievement of objectives that are critical for driving our success.

•
Except for benefits and programs that are available to all of our employees or a broad selection of our general employee population, our executives should receive few perquisites, if any, and those that are provided should receive specific approval and meet a defined business purpose of the Company.

The Compensation Committee is responsible for assuring that compensation for our executives is consistent with our compensation philosophy.  The Compensation Committee reviews our compensation philosophy and trends in our industry to ensure that our executive compensation program is competitive and retains talented management, motivates our executives to achieve short and long-range corporate objectives, and aligns the motivation and interests of the executives with the interests of our shareholders.

The Compensation Committee administers our equity-based compensation and management incentive programs and other compensation initiatives identified by the Board.  The Compensation Committee annually reviews and approves each executive’s base pay, variable cash compensation and equity incentives.

We view the various components of compensation as related but distinct.  Although the Compensation Committee reviews and considers total compensation for each executive officer and for all executive officers as a group, we do not believe that significant compensation derived from one component of compensation should necessarily negate or reduce compensation from other components.  We determine the appropriate level for each compensation component based in part, but not exclusively, on the following factors:

•	internal equity and consistency;

•	individual performance;

•	the executive compensation paid by other companies with which we compete for executive talent; and

•	Company performance.

The Compensation Committee has not adopted any formal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation, although it has a preference for a material amount of “at risk” compensation, the amount of which is based on our financial goals.  We do not believe that any of our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. As required by Section 14A of the Securities Exchange Act, in 2011 we conducted our first advisory vote of stockholders with respect to the compensation of its Named Executive Officers. Our shareholders present or represented by proxy at the Company's Annual Meeting of shareholders approved the compensation of the Company's Named Executive Officers as disclosed in the 2011 proxy by a margin of more than twenty to one. While the approval was advisory in nature, the Committee has taken note of this positive response and views the outcome as confirmation that stockholders generally believe that the pay of the Named Executive Officers is appropriately aligned with their performance and the performance of the Company as well as the interests of Daktronics shareholders. As a consequence, the results of this vote have not caused the Committee to make any changes in either the executive compensation program or the compensation of any Named Executive Officer other than as described herein.

For fiscal 2012, our named executive officers were Dr. Aelred J. Kurtenbach, Chairman of the Board, James B. Morgan, Chief Executive Officer, William R. Retterath, Chief Financial Officer, Reece A. Kurtenbach, Executive Vice President, and Bradley T. Wiemann, Executive Vice President (the “Named Executive Officers.”)

Role of Executive Officers in Compensation Decisions
During meetings with the Compensation Committee held throughout the year, our Chief Executive Officer presents to the Compensation Committee his recommendations regarding changes in his compensation and the compensation for our Chief Financial Officer and all vice presidents, based in part on information generated by our Human Resources Department including information about compensation at comparable companies and other sources as explained below.  The Compensation Committee discusses these recommendations and accepts or adjusts them, in whole or in part, at a meeting generally held in November of each year.  The Chief Executive Officer is not present during the Compensation Committee’s final discussions or determination of his compensation, but he participates in the discussions regarding other executive officers’ compensation.  The Vice President of Human Resources may also be present for discussions regarding compensation, excluding her own compensation.  The other executive officers are not present during the Compensation Committee’s discussions of their compensation.  The Chair of the Compensation Committee presents the Committee’s findings regarding compensation for executive officers to the Board of Directors to obtain the Board’s input and ratification.  Based on such input at these meetings, the Board of Directors approves and adopts executive compensation, including executive salaries, bonuses, stock awards and the parameters of the annual incentive plan.

Setting Executive Compensation
In making decisions regarding elements and amounts of compensation, the Committee considers the following items:

•	the executive's role and responsibilities, along with their individual performance;

•
the compensation paid to executive officers at similar levels, with similar responsibilities, at public companies in our geographical area with revenues of between $250 million and $750 million and with a focus on manufacturing and technology;

•	compensation data from Salary.com and Economic Research Institute, which takes into consideration company size and geography but excludes equity incentive compensation information; and

•	internal compensation data about aggregated non-executive employee pay increases.

Generally, any material changes to the compensation of any executive officer reflect changes in that individual’s position and responsibilities at the Company or changes to conform that executive’s compensation structure as compared to executives at a similar level in the peer group list.

During the review of base compensation levels for executive officers in fiscal 2012, the Compensation Committee decided to grant increases to executive officers at levels that were reasonably consistent with the levels of increases for non-executive employees in general.  Therefore, although the Compensation Committee did consider information about market compensation for similar roles based on comparisons with benchmark companies and found that base compensation levels for executive officers were generally not competitive, the Compensation Committee decided it was important to limit increases to be consistent with the increases for other employees of the Company.

The Compensation Committee also reviewed the non-equity incentive compensation of the executive officers and determined that it was appropriate to change the formula for fiscal 2012. Previously, the amounts of non-equity incentive compensation were determined based on achieving a targeted level of return on equity. In order to achieve greater consistency with the financial goals communicated to shareholders and employees, the Compensation Committee changed the measure to achieving a targeted level of operating margin. The Committee then set the formula so that the operating margin based formula would result in payouts generally consistent with the payouts determined according to the prior formula, which was based on our return on equity. The Committee also lowered the threshold for non-equity compensation to be earned in order to place greater emphasis on non-equity incentive compensation as a greater component of total compensation.

The various payout percentages based on operating margins are as follows:

Operating Margin	Percentage of Targeted Non-equity Incentive Compensation
Less than 2.5%	—
2.5% to 5.0%	0.0% to 25.0%
5.0% to 7.5%	25.1% to 60.0%
7.5% to 10.0%	60.1% to 100.0%
10.0% to 12.5%	100.1% to 120.0%

The targeted level of non-equity incentive compensation is a predetermined number of months of salary which varies for each executive officer.The following list sets forth the companies comprising our peer group list:

Apogee Enterprises, Inc.	Hawkins, Inc.
Navarre Corporation	ValueVision Media, Inc.
Techne Corporation	Tennant Company
Winnebago Industries	Lindsay Corporation
Raven Industries	LodgeNet Entertainment Corp.
Graco, Inc.	Hutchinson Technology, Inc.
MTS Systems Corporation

To date, we have not retained any consulting firms to assist us in determining executive compensation.

The base salaries for executive officers as compared to the peer group as of November 2011 were as follows: Chief Executive Officer – 14th out of 14, Chief Financial Officer – 14th out of 14, Vice Presidents – 14th out of 14.

Base Salary
Executive officers receive a base salary to compensate them for services rendered during each year.  Base salary is determined by assessing the executive’s sustained performance and his or her individual job responsibilities, including the impact of such performance on our business results, in addition to market data and comparisons to our other officers.

Salary levels for our Named Executive Officers are considered annually as part of our performance review process.  Any increases in the salaries of the Chief Executive Officer and other Named Executive Officers are determined by the Compensation Committee based on its assessment of the Named Executive Officers’ performance and achievement of goals and executive officers’ compensation at comparable companies as described above.  The Committee also takes into account our financial performance, understanding that these measures need to be considered in light of current economic conditions, business opportunities and other factors.  The Compensation Committee also considers the recommendations of the Chief Executive Officer for other Named Executive Officers.  As such, the Compensation Committee does not generally focus on a limited and narrow set of financial measures in determining salaries.  Salary levels for the other executives follow the same guidelines for the Named Executive Officers.

Non-Equity-Based Incentive Compensation Plan
The purpose of our non-equity-based incentive compensation plan is to have a portion of the executives pay be in the form of variable cash compensation tied to achieving our long-term financial goals.. The Compensation Committee recommends to the Board, and the independent Directors of the Board determine, the variable cash compensation of the Chairman of the Board, Chief Executive Officer, Chief Financial Officer and other Named Executive Officers.  The non-equity-based incentive compensation plan is a formula-based variable cash compensation plan, with no payouts if operating margin is less than 2.5 percent. The targeted level of variable cash compensation varies from an amount equal to three months of base salary to 7.5 months of base salary for each executive officer. The maximum level of the variable cash compensation is 120 percent of the targeted level of variable cash compensation. The maximum amount is determined by the Compensation Committee based on reference to the comparable companies identified above, current economic conditions, opportunities for increased earnings, and projected results for the year.  The Compensation Committee selected operating margin as the measure of corporate financial performance to determine variable cash compensation because it believed it was the most appropriate indicator of performance that will drive long-term shareholder value and it was consistent with our corporate strategies.  Furthermore, we have found it to be a meaningful measure of performance that is closely aligned to long-term shareholder value.

The non-equity-based incentive compensation plan is administered by the Board of Directors and Compensation Committee, which have the right, at any time and at their discretion, to amend the plan, increase or decrease individual payout amounts, whether earned or unearned, or terminate the plan, in whole or in part.  As previously described, for fiscal 2012, the Compensation Committee changed the measure from return on equity to operating margin such that the targeted payout based on operating margin would be consistent with the targeted payout based on the return on equity measure. The Compensation Committee also lowered the threshold at which variable cash compensation would be paid out to reflect its desire over the long-term to increase variable compensation compared to base compensation. Other changes in the plan in recent years were limited to changes in the targeted return on equity and the maximum variable cash compensation level.  Changes in the maximum level of return on equity have been made to more appropriately reflect changes in expected net income performance such that the achievement of the maximum variable cash compensation would result in higher than expected earnings for the Company over the long-term and have been applied to all executive officers.  The maximum amount of variable cash compensation for each Named Executive Officer has changed based primarily on the factors described above, and it varies for each Named Executive Officer.  We also follow applicable laws and regulations regarding the recovery of any non-equity-based compensation, other incentive-based or equity-based compensation and profits realized from the sale of securities resulting from any misconduct on the part of an executive officer.

During fiscal 2012, the Chief Executive Officer was eligible for non-equity-based incentive compensation equal to approximately 76 percent of his base salary if the maximum payout was achieved, and the Chief Financial Officer was eligible for non-equity-based incentive compensation equal to approximately 55 percent of his base salary if the maximum payout was achieved.  The Chairman of the Board of Directors was eligible for non-equity-based incentive compensation equal to approximately 30 percent of his base salary if the maximum payout was achieved, and all other Named Executive Officers were eligible for non-equity-based incentive compensation equal to 55 percent of their base salaries if the maximum payout was achieved.

The maximum amount of non-equity-based incentive compensation is based on our goal of providing a material amount of incentive compensation to be at risk based on the performance of the Company while ensuring that total cash compensation (base and variable cash compensation) remains conservative and consistent with other employees. For fiscal 2012, there was no non-equity-based incentive compensation paid to any Named Executive Officer.

For fiscal 2012, the actual non-equity-based incentive compensation and total cash compensation for each of the Named Executive Officers as compared to our peer group was 14th out of 14.

Equity-Based Compensation Program
Grants of equity awards have been the primary vehicles for offering long-term incentives to our executive officers.  The objectives of our equity-based compensation program are to advance our longer-term interests, tie incentives to annual performance and align the interests of employees more closely with those of our shareholders.  We believe that long-term incentives provided by equity-based awards are especially significant in motivating our executives and retaining their services.

Each year, the Board of Directors, based on recommendations of the Compensation Committee, determines the number of shares that may be subject to equity awards for all employees, including the Named Executive Officers.  The total number of shares subject to equity awards is constrained by our Board’s desire to limit dilution to shareholders to a level consistent with our historical levels, which generally approximate a dilution of one percent, and to limit the total grant date fair value of the equity awards to a targeted level. The one percent dilution is based on an assessment of a conservative amount relative to high-tech growth companies.  The grant date fair value is based on a comparison to the prior years’ expense and the current year’s estimate of a percentage of total payroll expense.  We believe this level of dilution is low compared to other high-tech growth companies.  In recommending grants of equity awards, the Compensation Committee and Chief Executive Officer consider trends in equity-based compensation and whether they are consistent with our compensation philosophy.  They also consider our “overhang” percentage; that is, the number of our shares that is subject to outstanding options and other equity awards and that are available for the grant of options and other equity awards as a percentage of the number of our shares outstanding.  The Compensation Committee then determines the aggregate value or number of shares subject to all options and other equity awards to be granted to Named Executive Officers and other officers based on dilution or total expense, whichever is less.  The Compensation Committee also determines the mix of the type of equity grants.  In the past fiscal year, approximately 9 percent of all options and other equity awards granted to all of our employees were granted to the Named Executive Officers.  The allocation among Named Executive Officer is based on historical grants, the value of past grants and the Company’s performance, all of which are subject to the objectives listed under the section titled “Compensation Philosophy and Components.”  Generally, we do not compare the number of shares subject to options and other equity awards granted to our executive officers to the peer group equivalent number.

The Chief Executive Officer determines the grants of options and other equity awards to other key employees within the limits set forth by the Compensation Committee, keeping in mind the factors described in the foregoing paragraph.  To facilitate the grant of stock options to employees and other executive officers, the Board of Directors authorized James B. Morgan to grant individual stock options and restricted stock units during fiscal 2012 to such employees and executive officers, subject to the guidelines and limitations imposed by the Compensation Committee.

For fiscal 2012, the Compensation Committee determined that it would continue to grant restricted stock units as well as incentive stock options in a manner substantially similar to fiscal 2011, except that valuation of the equity grants, based on the grant date fair value as determined under ASC 718, would be limited to approximately $2.7 million. The number of shares of common stock subject to stock options and restricted stock units granted increased from the prior year.  The value of the restricted stock units was equal to 50 percent of the value of the stock options for executives, as determined under the fair value provisions of ASC 718.

Grants of equity awards to executive officers for a fiscal year are considered at the Board and Compensation Committee meetings generally held in November of that fiscal year.  Equity awards are not typically granted at other times of the year for employees, including new employees.  The exercise price of all stock options granted is equal to the fair market value of the Company’s common stock as reported on The NASDAQ Global Select Market on the date of grant, which is defined in the 2007 Plan as the closing price of the common stock as reported on The NASDAQ Global Select Market on the date of grant.  All options also contain five-year vesting provisions, with 20 percent of the shares underlying the stock option vesting each year following the date of grant.  The restricted stock units also contain a five-year vesting provisions, with 20 percent of the restricted stock units vesting each year following the date of grant.

Deferred Compensation Arrangements
We have deferred compensation arrangements to reward the Named Executive Officers who were employed by us as of August 1990, consisting of James B. Morgan and Dr. Aelred J. Kurtenbach.  The arrangements are designed to fund annual payments upon retirement based on the value of amounts credited to each person’s account.  The Compensation Committee administers these arrangements and approves on an annual basis the amounts credited to each participant’s account.  The amounts credited are equal to the interest earned on the account at a rate equal to the five-year United States Treasury Note rate as of the first day of each plan year.

Participation in this plan by other Named Executive Officers and key employees is not under consideration at this time by the Compensation Committee or the Board of Directors.  The purpose of the arrangement when it was implemented was to protect us from the loss of a key employee during our formative years in the early 1990s when the risk of loss was greater than it is now.  These arrangements are funded through an increase in the cash surrender value of life insurance policies on the lives of the participants.  They are evidenced by deferred compensation agreements and are described in the table entitled “Non-qualified Deferred Compensation – Fiscal 2012.”

Vesting under the deferred compensation arrangements occurs upon reaching retirement age (defined as the earlier to occur of age 65 or age 55 and the completion of 20 years of service to the Company), or in the event of death or disability.  Participants may withdraw benefits in the plans that are vested after the employee ceases employment with the Company, but only if termination of employment is not for cause.  Upon a termination of employment for cause, the participant’s vested and non-vested interests in the plan are terminated.   Upon termination, other than for termination for cause, the participant may elect to receive benefits in the form of a lump sum payout or on an installment basis over a five or ten-year period.  Upon a change in control, all benefits under the plan are payable unless a majority of the Board of Directors agrees to continue the plan.

Benefits
Our Named Executive Officers are eligible for all benefits generally available to our full-time permanent employees.  Other than the deferred compensation plan described above, we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees.  Any benefits that could be provided only to Named Executive Officers would be directly related to unique features of that executive’s position, such as being an expatriate, or when the executive officer undertakes actions at our request, such as relocating.  The benefits we provided in fiscal 2012 to executive officers consist of the Daktronics, Inc. 401(k) Plan and the Daktronics, Inc. Employee Stock Purchase Plan, which are generally available to all employees.

All employees, including the Named Executive Officers, are entitled to participate in the Daktronics, Inc. 401(k) Plan (the “401(k) Plan”), which is qualified under Section 401(k) of the Internal Revenue Code of 1986.  Each employee that is at least 21 years of age may, commencing on the first day of the month after which the employee has attained three months of service, elect to contribute to the 401(k) plan through payroll deductions of up to 100 percent of his or her salary, subject to certain limitations.  At the discretion of the Board of Directors, we may make matching contributions equal to a percentage of the salary deduction contributions or other discretionary amounts.  We paid $1.6 million in matching and discretionary contributions in fiscal 2012, $0.9 million in fiscal 2011 and $0.9 million in fiscal 2010. Contributions to the 401(k) Plan on behalf of the Named Executive Officers are described in the “Summary Compensation Table – Fiscal 2012.”

All employees, including the Named Executive Officers, are entitled to participate in the Daktronics, Inc. Employee Stock Purchase Plan (“ESPP”), which is intended to qualify under Section 423 of the Internal Revenue Code of 1986.  The ESPP allows employees to purchase shares of our common stock, subject to annual limitations, at a price equal to 85 percent of the lower of the fair market value of the common stock at the beginning or the end of each six-month offering period.  See “Executive Compensation – Employee Stock Purchase Plan.”

Accounting and Tax Treatment
We account for equity-based compensation paid to employees under ASC 718, Compensation-Stock Compensation promulgated by the Financial Accounting Standards Board, which requires us to estimate and record an expense over the service period of the award.  Thus, we may record an expense in one year for awards granted in earlier years.  Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

With respect to option awards, we generally can deduct the gain recognized by employees and Directors from non-qualified options.  However, to the extent that an option is an incentive stock option, we cannot deduct the gain recognized by the optionee if there is no disqualifying disposition by the optionee.  Furthermore, in the case of restricted stock and restricted stock units, we generally can deduct the fair market value of the shares vested on the vesting date.

With respect to restricted stock awards, we generally can deduct the gain recognized by employees and Directors as ordinary income.  This gain typically occurs upon vesting and is equal to the value of the stock on the vesting date.  Alternatively, if the recipient were to make an election under Section 83(b) of the Internal Revenue Code of 1986, we would be entitled to a deduction on the date of grant equal to the value of the restricted stock on the date of grant.

Section 162(m) of the Internal Revenue Code of 1986 generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the companies’ chief executive officer and four other most highly-paid executive officers.  Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met.  Because the potential amount of base salary and non-equity-based incentive compensation that the executive officers can earn is less than $1 million, Section 162(m) has not been material to our compensation decisions.

COMPENSATION COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following report of the Compensation Committee shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

The Compensation Committee has reviewed and discussed the section of this proxy statement entitled “Compensation Discussion and Analysis” with management.  Based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee:

Robert G. Dutcher, Chair
Nancy D. Frame
Byron J. Anderson

EXECUTIVE COMPENSATION

The following table sets forth information about compensation awarded to, earned by or paid to our principal executive officer and principal financial officer during the fiscal years ended April 28, 2012, April 30, 2011 and May 1, 2010 and to our three other most highly compensated Named Executive Officers whose total compensation was greater than $100,000 for the fiscal year ended April 28, 2012.

SUMMARY COMPENSATION TABLE – FISCAL 2012

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation	All Other Compensation(3)	Total
James B. Morgan	2012	$310,680	$18,768	$39,215	$—	$6,524	$375,187
Chief Executive Officer and	2011	310,680	23,338	46,671	—	5,600	386,289
President	2010	310,680	19,011	41,424	—	6,156	377,271
Dr. Aelred J. Kurtenbach	2012	$150,000	$—	$—	$—	$4,500	$154,500
Chairman of the Board	2011	150,000	—	—	—	2,769	152,769
	2010	150,000	—	—	—	3,353	153,353
William R. Retterath	2012	$197,626	$17,952	$37,510	$—	$6,782	$259,870
Chief Financial Officer	2011	194,165	21,340	42,666	—	3,548	261,719
	2010	192,780	17,427	37,972	—	2,421	250,600
Bradley T. Wiemann	2012	$182,266	$17,136	$35,805	$—	$6,093	$241,300
Executive Vice President	2011	178,546	20,308	40,649	—	3,927	243,430
	2010	177,000	16,635	36,246	—	4,348	234,229
Reece A. Kurtenbach	2012	$187,776	$17,136	$35,805	$—	$5,319	$246,036
Executive Vice President	2011	182,931	20,308	40,649	—	3,445	247,333
	2010	181,200	16,635	36,246	—	3,710	237,791

(1)
Consists of restricted stock units granted under the 2007 Plan.  The restricted stock units vest as to 20 percent of the shares one year after the date of grant and as to an additional 20 percent in each succeeding year, but only if the Named Executive Officer is then an employee of the Company.  In accordance with ASC 718, the amount is calculated based on the fair value of the grant on the date of grant. Refer to “Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates ” in our Annual Report on Form 10-K for the year ended April 28, 2012 for a discussion of the assumptions used in calculating the amount under ASC 718.

(2)
Consists of stock options granted under the 2007 Plan.  The options vest and become exercisable as to 20 percent of the shares one year after the date of grant and as to an additional 20 percent in each succeeding year, but only if the Named Executive Officer is then an employee of the Company.  The value of the option awards is calculated based on the grant date fair value of the award in accordance with ASC 718.  Refer to “Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates ” in our Annual Report on Form 10-K for the year ended April 28, 2012 for a discussion of the assumptions used in calculating the amount under ASC 718.

(3)
Consists of matching and discretionary contributions made by us under the 401(k) Plan, which is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, and contributions to a Health Savings Account beginning in fiscal 2011.

2007 Stock Incentive Plan
The 2007 Plan is intended to assist us in hiring and retaining well-qualified employees, consultants and other service providers by allowing them to participate in our ownership and growth through the grant of incentive and non-statutory stock options, restricted stock, restricted stock units and deferred stock.  All grants of equity compensation after August 15, 2007 have been made under the 2007 Plan.  We are no longer authorized to grant additional options or any other forms or equity compensation under prior plans, including the 2001 Plan.  However, the outstanding options under the 2001 Incentive Option Plan outstanding as of August 15, 2007 were not affected by limits on authorization placed on it.  On June 25, 2012, options to purchase an aggregate of 3,285,093 shares were outstanding under the 2001 Incentive Option Plan and the 2007 Plan.

The following is a summary of the terms of the 2007 Plan, which is qualified by reference to the 2007 Plan.

Administration.  The 2007 Plan is administered by the Compensation Committee of the Board of Directors, which determines when and which employees, consultants and other service providers will be granted options and other awards under the 2007 Plan.  Subject to the provisions of the 2007 Plan, the Compensation Committee also determines the amount and terms of awards (including restrictions) and makes all other determinations necessary or advisable for the administration of the 2007 Plan.

Employees of the Company and any of its affiliates are eligible for selection to receive options qualified as incentive stock options (“ISOs”) under Section 422 of the Internal Revenue Code of 1986 and restricted stock units.  Employees, consultants and other service providers of the Company or its affiliates may be granted non-qualified options (“NQOs”) under the 2007 Plan.

Shares Subject to 2007 Plan.  The 2007 Plan provides that the total number of shares of our common stock that could be purchased upon the exercise of options and other equity awards granted under the 2007 Plan cannot exceed 4,000,000 shares, subject to increase upon approval by the Company’s shareholders.  In the event of a stock dividend, stock split, reverse stock split, reclassification, combination, exchange of shares or other similar recapitalization of our common stock, there is an appropriate adjustment made, without the consent of any award recipient, to the number and kind of shares of our common stock subject to and reserved under the 2007 Plan, including any limits on shares established, the exercise or purchase price of each share subject to an award and any other affected terms of such awards.

Stock Options.  Upon the grant of an option under the 2007 Plan, the Compensation Committee fixes the number of shares of our common stock that the optionee may purchase upon exercise of the option and the exercise price at which the shares may be purchased.  With regard to ISOs, the exercise price cannot be less than the “fair market value” of the common stock at the time the ISO is granted or 110 percent of such fair market value in certain cases.  Further, the aggregate fair market value of common stock (determined at the time the ISO is granted) subject to ISOs granted to an employee under all of our option plans that became exercisable for the first time by such employee during any calendar year cannot exceed $100,000.  Under the 2007 Plan, the exercise price of non-qualified options cannot be less than fair market value.  Each option granted under the 2007 Plan is exercisable by the optionee only during the term fixed by the Compensation Committee, with such term ending not later than 10 years after the date of grant in the case of ISOs or five years after the date of grant in certain cases.  Payment for shares upon exercise of any option can be made in cash, in shares of our common stock that have been owned for more than six months having an aggregate fair market value on the date of exercise which is not less than the exercise price of the option, or by a combination of cash and such shares, as described in the 2007 Plan.

Options granted under the 2007 Plan are non-transferable except to the extent permitted by the agreement evidencing such option.  However, no ISO is transferable by any optionee other than by will or the laws of descent and distribution.  If, under the agreement evidencing any option, such option remains exercisable after the optionee’s death, it could be exercised to the extent permitted by such agreement by the personal representative of the optionee’s estate or by any person who acquired the right to exercise such option by bequest, inheritance or otherwise by reason of the optionee’s death.

Restricted Stock Units.  Grants of restricted stock units are fixed by the Compensation Committee.  The units vest as to 20 percent of the units one year after the date of grant and as to an additional 20 percent in each succeeding year, but only to the extent the grantee remains employed by us.  Restricted stock units are not transferable.

The following table sets forth information regarding grants of plan-based awards to the Named Executive Officers during fiscal 2012:

GRANTS OF PLAN-BASED AWARDS — FISCAL 2012

		Estimated future payouts under non-equity incentive plan awards(1)			All other stock awards: number of shares of stock or units (#)(2)	All other option awards: number of securities underlying options (#) (3)	Exercise or base price of option awards(4)	Grant date fair value of stock and option awards(5)

Name	Grant Date	Threshold	Target	Maximum
James B. Morgan	12/1/2011	$48,544	$194,175	$233,010	2,300	11,500	$9.24	$57,983
Aelred J. Kurtenbach	12/1/2011	9,375	37,500	45,000	—	—	—	—
William R. Retterath	12/1/2011	22,502	90,008	108,009	2,200	11,000	9.24	55,462
Bradley T. Wiemann	12/1/2011	20,742	82,968	99,561	2,100	10,500	9.24	52,941
Reece A. Kurtenbach	12/1/2011	21,278	85,113	102,135	2,100	10,500	9.24	52,941

(1)
Consists of variable cash compensation under our annual non-equity-based incentive compensation plan.  The amounts reflect the minimum payment level, if an award is achieved, the target payment level and the maximum payment level under the plan. For additional information concerning our annual non-equity-based compensation program, see the section of this proxy statement entitled “Compensation Discussion and Analysis.”

(2)
Consists of restricted stock units granted to the Named Executive Officers in fiscal 2012 under the 2007 Plan.  The units vest as to 20 percent of the shares one year after the date of grant and as to an additional 20 percent in each succeeding year, but only if the Named Executive Officer is then an employee of the Company.

(3)
Consists of options granted to the Named Executive Officers in fiscal 2012 under the 2007 Plan.  The options vest and become exercisable as to 20 percent of the shares one year after the date of grant and as to an additional 20 percent in each succeeding year, but only if the Named Executive Officer is then an employee of the Company.

(4)	The exercise price of all options was equal to the closing price of the common stock as quoted on The NASDAQ Global Select Market on the date of grant.

(5)
Represents the full grant date fair value determined pursuant to ASC 718 as reflected in our financial statements, based on the numbers of shares subject to option and restricted stock unit awards granted and the closing price of the common stock as quoted on The NASDAQ Global Select Market on the date of grant, which was $9.24 per share.

The following table sets forth information about unexercised options and restricted stock units that have not vested that were held at April 28, 2012 by the Named Executive Officers:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — FISCAL 2012

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
James B. Morgan	20,000	—	8.8500	11/19/2013	—	—
	16,000	—	12.8350	11/22/2014	—	—
	14,000	—	13.5950	11/16/2015	—	—
	11,000	—	34.0650	11/15/2016	—	—
	8,800	2,200	20.0700	11/14/2017	—	—
	7,200	4,800	8.2900	12/03/2018	—	—
	4,800	7,200	8.6500	12/02/2019	—	—
	1,653	6,572	14.3700	12/01/2020	—	—
	—	11,500	9.2400	11/31/2021	—	—
	—	—	—	—	5,188	43,890
Dr. Aelred J. Kurtenbach	—	—	—	—	—	—

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
William R. Retterath	20,000	—	8.8500	11/19/2013	—	—
	14,000	—	12.8350	11/22/2014	—	—
	14,000	—	13.5950	11/16/2015	—	—
	10,000	—	34.0650	11/15/2016	—	—
	8,000	2,000	20.0700	11/14/2017	—	—
	6,600	4,400	8.2900	12/03/2018	—	—
	4,400	6,600	8.6500	12/02/2019	—	—
	1,502	6,008	14.3700	12/01/2020	—	—
	—	11,000	9.2400	11/31/2021	—	—
	—	—	—	—	4,844	40,980
Bradley T. Wiemann	12,000	—	8.8500	11/19/2013	—	—
	10,000	—	12.8350	11/22/2014	—	—
	10,000	—	13.5950	11/16/2015	—	—
	7,000	—	34.0650	11/15/2016	—	—
	7,200	1,800	20.0700	11/14/2017	—	—
	6,300	4,200	8.2900	12/03/2018	—	—
	4,200	6,300	8.6500	12/02/2019	—	—
	1,421	5,724	14.3700	12/01/2020	—	—
	—	10,500	9.2400	11/31/2021	—	—
	—	—	—	—	4,620	39,085
Reece A. Kurtenbach	14,000	—	5.7725	11/20/2012	—	—
	12,000	—	8.8500	11/19/2013	—	—
	10,000	—	12.8350	11/22/2014	—	—
	10,000	—	13.5950	11/16/2015	—	—
	7,000	—	34.0650	11/15/2016	—	—
	7,200	1,800	20.0700	11/14/2017	—	—
	6,300	4,200	8.2900	12/03/2018	—	—
	4,200	6,300	8.6500	12/02/2019	—	—
	1,431	5,724	14.3700	12/01/2020	—	—
	—	10,500	9.2400	11/31/2021	—	—
	—	—	—	—	4,620	39,085

(1)
Options vest and become exercisable as to 20 percent of the shares one year after date of grant and as to an additional 20 percent in each succeeding year, but only if the Named Executive Officer is then an employee of the Company.

(2)
Restricted stock units vest as to 20 percent of the shares one year after date of grant and as to an additional 20 percent in each succeeding year, but only if the Named Executive Officer is then an employee of the Company.

(3)	Determined by multiplying the Company’s closing stock price on the last business day of fiscal year 2012 by the number of shares subject to the award.

The following table sets forth information regarding the exercise of stock options during fiscal 2012 by the Named Executive Officers:

OPTION EXERCISES AND STOCK VESTED – FISCAL 2012

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Name
James. B. Morgan	—	$—	842	$8,302
Dr. Aelred J. Kurtenbach	8,000	47,200	—	—
William R. Retterath	—	—	771	7,602
Bradley T. Wiemann	—	—	735	7,247
Reece A. Kurtenbach	—	—	735	7,247

(1)	Consists of the difference between the closing price of our common stock on the date of exercise and the exercise price of the option multiplied by the number of shares acquired upon exercise.

(2)	Consists of the number of shares vested times the market value of the stock as of the vesting date.

The following table sets forth information about our defined contribution plans for the Named Executive Officers subject to such plans for fiscal 2012:

NON-QUALIFIED DEFERRED COMPENSATION – FISCAL 2012

Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year(1)	Aggregate Withdrawals/Distributions	Aggregate Balance at Last Fiscal Year End
James B. Morgan	—	—	$1,640	—	$113,805
Dr. Aelred J. Kurtenbach	—	—	$6,497	—	$450,728

(1)
The amounts reported in this column are not included and are not required to be included in the Summary Compensation Table because the earnings reported do not constitute above-market or preferential earnings on compensation that is deferred within the meaning of Item 402(c)(2)(viii)(B) of Regulation S-K.

Employee Stock Purchase Plan
The Daktronics, Inc. Employee Stock Purchase Plan (the “ESPP”) permits eligible employees to make voluntary contributions through payroll deductions to be used to purchase our common stock.  The ESPP provides for periodic offerings, and each offering period is for six months (an “Offering Period”).  An employee may elect to have up to a maximum of 15 percent deducted from his or her regular salary for purposes of purchasing shares under the ESPP during each Offering Period.  The price at which the employee shares are purchased will be the lower of (i) 85 percent of the closing price of our common stock on the day that an Offering Period commences under the ESPP or (ii) 85 percent of the closing price of our common stock on the day that such Offering Period terminates.  With certain exceptions, employees are eligible to participate in the ESPP.  The ESPP provides for the issuance of up to 2,500,000 shares of common stock, and it is administered by the Board of Directors through the Compensation Committee.  Through April 28, 2012, 1,100,427 shares had been issued under the ESPP and, as of April 28, 2012, 1,399,573 shares were available for purchase under the ESPP.  During fiscal 2012, various Named Executive Officers participated in the ESPP, and the shares they hold through the ESPP are reflected in the table entitled “Security Ownership of Certain Beneficial Owners and Management.”

Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth certain information as of April 28, 2012 with respect to our equity compensation plans:

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2001 Incentive Stock Option Plan	1,297,538	$16.33	—
2001 Outside Director Stock Option Plan	96,000	16.96	—
Employee Stock Purchase Plan(1)	Not Applicable	Not Applicable	1,399,573
2007 Stock Incentive Plan	2,138,341	11.78	1,415,480
Equity compensation plans not approved by security holders:	—	—	—
Total	3,531,879	$14.07	1,415,480

(1)	Under the ESPP, shares are acquired at the time of investment by the participating employees at the applicable discount.

Post-Employment Compensation

Potential Payments upon Termination of Employment or Change in Control
The table below reflects the compensation that would be paid to each of our Named Executive Officers in the event of termination of such executive’s employment. The amounts of compensation payable to each Named Executive Officer upon retirement are shown below.  The amounts shown assume that such termination was effective as of April 28, 2012, include amounts earned through such time, and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid can be determined only at the time of such executive’s separation from the Company.  In addition, there may be re-negotiation of the payments upon any termination of employment or change in control.

Under the 2001 Plan and the 2007 Plan, all options and restricted stock units immediately vest upon a change in control as defined in the 2001 Plan and the 2007 Plan.  Upon a termination of employment for any reason, and consistent with our employment policies which apply to all employees, we are obligated to pay for accrued and unused vacation time, which would then be payable in a lump sum.

Name	Benefit	Termination due to change in control	Termination without cause or for good reason	Termination for cause or for good reason	Death
James B. Morgan	Stock option vesting acceleration(1)	$816	$—	$—	$—
	Restricted stock vesting acceleration	43,890	—	—	—
	Vacation pay	35,848	35,848	35,848	35,848
	Non-qualified deferred compensation	113,805	113,805	113,805	113,805
		$194,359	$149,653	$149,653	$149,653

Dr. Aelred J. Kurtenbach	Vacation pay	$28,846	$28,846	$28,846	$28,846
	Non-qualified deferred compensation	450,728	450,728	450,728	450,728
		$479,574	$479,574	$479,574	$479,574

Name	Benefit	Termination due to change in control	Termination without cause or for good reason	Termination for cause or for good reason	Death
William R. Retterath	Stock option vesting acceleration(1)	$748	$—	$—	$—
	Restricted stock vesting acceleration	40,980	—	—	—
	Vacation pay	23,075	23,075	23,075	23,075
		$64,803	$23,075	$23,075	$23,075

Bradley T. Wiemann	Stock option vesting acceleration(1)	$714	$—	$—	$—
	Restricted stock vesting acceleration	39,085	—	—	—
	Vacation pay	20,503	20,503	20,503	20,503
		$60,302	$20,503	$20,503	$20,503

Reece A. Kurtenbach	Stock option vesting acceleration(1)	$714	$—	$—	$—
	Restricted stock vesting acceleration	39,085	—	—	—
	Vacation pay	21,290	21,290	21,290	21,290
		$61,089	$21,290	$21,290	$21,290

(1)
For option awards, consists of the difference between the closing market price of the common stock as reported on The NASDAQ Global Select Market as of April 28, 2012 and the exercise price of the option multiplied by the number of shares subject to the option.

Other Post-Employment Payments
We do not provide pension arrangements, post-retirement health coverage or non-qualified defined contribution plans.

Compensation Risk Analysis
The Compensation Committee has established the non-equity incentive program to be based on the same Company-wide measure for each executive.  As previously described, the Committee has selected operating margin as the Company-wide measure.  Basing the program on the same Company-wide measure for all the executives minimizes the risks associated with individual formulas based on individual actions.  The non-equity incentive program is the only formula-based incentive-compensation program in the Company.

PROPOSAL TWO
ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION PAID
TO OUR NAMED EXECUTIVE OFFICERS

The foundation of our executive compensation program is to pay for performance. Base compensation for our executive officers is set relatively low as compared to our peer groups, and a meaningful portion of the compensation paid to our executive officers is based on long-term equity incentive compensation and annual non-equity incentive compensation, which is focused on the key results and strategic drivers of our business. We believe that our executive compensation program aligns our incentive compensation with the long-term interests of our shareholders because it is designed to motivate our executives to deliver long-term sustainable growth and shareholder value and to provide retention incentives.

All of our Named Executive Officers are subject to at-will employment consistent with state law. There are no specific employment agreements in place with any of the Named Executive Officers. We also do not maintain any supplemental executive retirement plans for our executive officers, and our Named Executive Officers participate in a retirement program that is open to all of our U.S. employees. We generally do not provide significant perquisites and other personal benefits.

We urge you to read the Compensation Discussion and Analysis section of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the fiscal 2012 compensation of our Named Executive Officers. We believe that, viewed as a whole, our compensation practices and policies are appropriate and are fair to both the Company and its executives.

Proposal
The U.S. Congress has enacted requirements commonly referred to as the “Say on Pay” rules. As required by those rules, we are asking you to vote on the adoption of the following resolution:

BE IT RESOLVED by the shareholders of Daktronics, Inc., that the shareholders approve the compensation of the Company's Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Company's proxy statement for the 2012 Annual Meeting.

Shareholder Approval
Proxies will be voted in favor of the resolution unless shareholders specify otherwise in their proxies and except for broker non-votes. The affirmative vote of at least a majority of the voting power of the shares present, in person or by proxy, and entitled to vote (excluding broker non-votes) is required for advisory approval of our executive compensation.  As an advisory vote, this proposal is non-binding. However, the Board and our Compensation Committee, which is responsible for designing and overseeing the administration of our executive compensation program, values the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL TWO, THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE PROXY STATEMENT PURSUANT TO THE SEC’S COMPENSATION DISCLOSURE RULES.

PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for fiscal 2013 and recommends that the shareholders vote for ratification of such appointment.

Ernst & Young LLP has audited our financial statements since fiscal year 2003. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

Audit and Other Professional Fees
The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements for the last two fiscal years and fees billed for other services rendered by Ernst & Young LLP related to those years are set forth in the following table:

	Fiscal Year Ended
	April 28, 2012	April 30, 2011
Audit fees (1)	$519,175	$447,782
Audit-related fees (2)	27,442	21,685
Tax fees (3)	27,000	—
All other fees (4)	1,995	1,995
Totals	$575,612	$471,462

(1)
Audit fees consist of fees related to professional services rendered in connection with the audit of our annual financial statements, the audit of our internal control over financial reporting, the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)
Audit-related fees are fees for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)
Tax fees are fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning.  This includes preparation of original and amended tax returns for us, any refund claims, payment planning, tax audit assistance, tax advice related to mergers and acquisitions, and tax work stemming from audit-related items.

(4)	All other fees are fees for other permissible work performed by Ernst & Young LLP that does not meet the above category descriptions.

As provided in the Audit Committee’s charter, all engagements for any non-audit services by our independent registered public accounting firm must be approved by the Audit Committee before the commencement of any such services.  The Audit Committee may designate a member or members of the Audit Committee to represent the entire Audit Committee for purposes of approving non-audit services, subject to review by the full Audit Committee at the next regularly scheduled meeting.

The Audit Committee considers the provision of services by Ernst & Young LLP to us, over and above the external audit fees, to be compatible with the ability of Ernst & Young LLP to maintain its independence.

Shareholder Approval
The affirmative vote of a majority of the shares of our common stock represented at the Annual Meeting, either in person or by proxy, assuming a quorum is present, is required to ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 27, 2013.  If the shareholders do not approve the selection of Ernst & Young LLP, the Audit Committee will reconsider its selection.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING APRIL 27, 2013 AS SET FORTH IN PROPOSAL THREE.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

The Audit Committee is responsible for reviewing our financial reporting process, systems of internal controls, the audit process and compliance with laws and regulations.  Management has the responsibility for the financial statements and the reporting process, including the systems of internal controls, which it reviews with the Audit Committee.  In this context, the Audit Committee has met and held discussions with management and our independent registered public accounting firm. The Audit Committee also has the authority and responsibility to select, evaluate and, when it deems it to be appropriate, replace the independent registered public accounting firm.  The Audit Committee is also responsible for overseeing the Company’s Policy and Procedures with Respect to Related Person Transactions.

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting controls or auditing matters and the confidential, anonymous submission by our employees of any accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of any concerns regarding questionable accounting or auditing matters.  The Audit Committee operates under a formal written charter that has been adopted by the Board of Directors and is available on the Company’s website at http://www.daktronics.com.

The Audit Committee is composed of three Directors who are independent as provided in Rule 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 under the Exchange Act.  The members of the Audit Committee are appointed annually by the Board of Directors.  During fiscal 2012, John L. Mulligan, James A. Vellenga and Bruce W. Tobin served as members of the Audit Committee. The Audit Committee members are not professional accountants or auditors, and their role is not intended to duplicate or certify the activities of our management and our independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is “independent” under applicable rules.  The Audit Committee serves a Board-level oversight role in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the independent registered public accounting firm, and the experience of the Audit Committee’s members in business, financial and accounting matters.

The Audit Committee has reviewed and discussed with management our audited financial statements for the fiscal year ended April 28, 2012; discussed with management significant accounting policies applied by us in our financial statements, as well as alternative treatments; reviewed and discussed our policies with respect to risk assessment; discussed with our independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; discussed with our independent registered public accounting firm its respective audits and assessments, including internal control testing under Section 404 of the Sarbanes-Oxley Act of 2002; received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; discussed with the independent registered public accounting firm the firm’s independence; reviewed and pre-approved fees charged by the independent registered public accounting firm and considered whether the independent registered public accounting firm’s provision of non-audit services to us is compatible with the auditor’s independence.  The Audit Committee also met in executive session following each of the formal Audit Committee meetings with representatives of our independent registered public accounting firm.

The Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.  The Committee discussed with our independent registered public accounting firm the overall scope and plans for its audits.  The Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of its examinations, the evaluations of our internal controls, and the overall quality of our financial reporting.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that our audited financial statements for the fiscal year ended April 28, 2012 be included in our Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

By the Audit Committee:

John L. Mulligan, Chair
Bruce W. Tobin
James A. Vellenga

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

We have adopted a procedure called “householding,” which has been approved by the SEC.  Under this procedure, we are delivering only one copy of our Annual Report, this Proxy Statement and our Notice of Internet Availability of Proxy Materials to multiple shareholders who have requested paper copies of the Annual Report and Proxy Statement who share the same address, unless we have received contrary instructions from one or more of the shareholders.  Shareholders who participate in householding will continue to be able to access and receive separate proxy cards or voting instruction cards.  In addition, some banks, brokers and other intermediaries may be participating in this practice of “householding” our Annual Report, this Proxy Statement and our Notice of Internet Availability of Proxy Materials. This practice benefits us and our shareholders because it reduces the volume of duplicate information received at a shareholder’s house and helps reduce our expenses.

Shareholders that have previously received a single set of our Annual Report, this Proxy Statement and our Notice of Internet Availability of Proxy Materials may request their own copies this fiscal year or in future years by contacting their bank, broker or other nominee record holder. We will also deliver separate paper copies of our Annual Report, this Proxy Statement and our Notice of Internet Availability of Proxy Materials to any shareholder upon written request sent to Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006, Attention: Investor Relations, or upon verbal request by calling (605) 692-0200.

AVAILABLE INFORMATION

The Annual Report to Shareholders for the fiscal year ended April 28, 2012, including financial statements, is being mailed with this Proxy Statement.  The Annual Report to Shareholders is not incorporated in this Proxy Statement and is not deemed to be a part of this Proxy Statement.

Any person whose proxy is solicited by this Proxy Statement will be provided, upon request and without charge, with a copy of our Annual Report on Form 10-K for the fiscal year ended April 28, 2012.  Please submit such requests to Daktronics, Inc.,  201 Daktronics Drive, Brookings, South Dakota 57006, Attention:  Investor Relations, or by calling (605) 692-0200.

By Order of the Board of Directors,

Carla S. Gatzke
Secretary

The Notice and Proxy Statement and 2012 Annual Report to Shareholders are available at www.proxyvote.com

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DAKTRONICS, INC.
Annual Meeting of Shareholders
This proxy is solicited by the Board of Directors
August 22, 2012 7:00 PM

The undersigned hereby appoints James B. Morgan and Carla S. Gatzke, or either of them, as proxy of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of Daktronics, Inc., to be held at Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006 on Wednesday, August 22, 2012 at 7:00 p.m. Central Daylight Time, and at any adjournments thereof, and to vote all stock of the undersigned, as designated on the reverse side, with all the powers which the undersigned would possess if personally present at such meeting.

This proxy will be voted as directed, but if no instructions are given for voting on the matters listed on the reverse side, this proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, the proxy holders will have discretion to vote on those matters in accordance with their best judgment. Shareholders who are present at the meeting may withdraw their Proxy and vote in person if they so desire.

Daktronics, Inc. 401(k) Plan – Voting Instructions

The undersigned directs that the voting rights pertaining to the common stock of Daktronics, Inc. held by the Daktronics, Inc. 401(k) Plan and allocable to this account under such plan shall be exercised in accordance with the specifications on the reverse side at the Annual Meeting of Shareholders of Daktronics, Inc., to be held at Daktronics, Inc., 201 Daktronics Drive, Brookings, South Dakota 57006 on Wednesday, August 22, 2012 at 7:00 p.m. Central Daylight Time, and at any adjournments thereof.

In accordance with the terms on the Trust Agreement, the Trustee's representative will tabulate the instructions from all Participants and vote all shares held in the Trust according to the instructions. If no instructions are given for voting on the matters listed on the reverse side, the Trustee will vote the shares in the same proportion as the shares which are voted by all other participants under the 401(k) Plan.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reserve side.)

Continued and to be signed on reverse side

DAKTRONICS
201 Daktronics Drive
BROOKINGS, SD 57006

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on August 21, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on August 21, 2012. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Daktronics, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Only cards received by August 21, 2012 are recorded.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DAKTRONICS, INC.

The Board of Directors recommends you vote FOR the following:

1. To elect three (3) directors to serve for a three-year term that expires on the date of the Annual Meeting of Shareholders in 2015 or until their successors are duly elected. (If you wish to cumulate your votes as described in the Proxy Statement, please contact the Corporate Secretary at Daktronics, Inc. to record your vote):

   01) Byron J. Anderson
   02) Frank J. Kurtenbach
   03) James A. Vellenga

For All	Withhold For All	For All Except	To withhold authority to vote for any individual nominee, mark "For All Except" and write the nominee(s) on the line below.
☐	☐	☐	______________________

The Board of Directors recommends you vote FOR the following:

For address change and/or comments, please check this box and write them on the back where indicated. ☐

	Yes	No
HOUSEHOLDING ELECTION – Please indicate if you consent to receive certain future investor communications in a single package per household.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date